Exhibit 11

                   MICRON ELECTRONICS, INC.

              Computation of Per Share Earnings
     (Amounts in thousands, except for per share amounts)

                                  Quarter ended       Nine Months ended
                               -------------------   -------------------
                                June 1,    June 2,    June 1,    June 2,
                                 1995       1994       1995       1994
                               --------   --------   --------   --------

PRIMARY

  Weighted average shares
    outstanding                  88,521     83,587     85,469     80,758
  Stock options using average
    market price                  1,148          -      1,112          -
                               --------   --------   --------   --------
  Total shares                   89,669     83,587     86,581     80,758
                               ========   ========   ========   ========

  Net income                   $ 15,605   $  9,497   $ 44,129   $ 25,127

  Per share amount             $   0.17   $   0.11   $   0.51   $   0.31


 FULLY DILUTED

  Weighted average shares
    outstanding                  88,521     83,587     85,469     80,758
  Stock  options  using
    greater of average or
    ending market price           1,157          -      1,120          -
                               --------   --------   --------   --------
  Total shares                   89,678     83,587     86,589     80,758
                               ========   ========   ========   ========

  Net income                   $ 15,605   $  9,497   $ 44,129   $ 25,127

  Per share amount             $   0.17   $   0.11   $   0.51   $   0.31






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